Exhibit FS-2

Colorado Natural Gas, Inc.
Un-audited Balance Sheets
December 31, 2004

ASSETS
CURRENT ASSETS
Cash & temporary cash investments
Unrestricted	381,762
Restricted	79,074
Accounts receivable, net of allowance for bad debts	1,057,253
Contribution in aid of construction receivables	3,275
Accrued unbilled revenues	516,780
Unrecovered purchased gas cost	358,893
Accounts receivable - other	792,469
Investment in subsidiary companies
Material and supplies	111,974
Gas Stored
Prepaid expenses	205,495

Total current assets	3,506,975

PROPERTY, PLANT & EQUIPMENT, AT COST
Natural gas distribution plant in service	28,077,357
Less accumulated depreciation	(3,381,240)

Net natural gas distribution plant in service	24,696,117
Construction work in progress	12,107,076

Net property, plant & equipment	36,803,193

REGULATORY ASSETS, net of accumulated costs	1,854,767

NOTES RECEIVABLE	100,000

DEFERRED CHARGES
Unamortized debt issuance costs, net of accum. amort	554,241

Total Assets	42,819,175

LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	99,071
Current portion of capital lease obligations	43,716
Accounts payable	1,474,194
Accrued liabilities	77,888
Customer advances for construction	64,223
Property taxes payable	149,467

Total current liabilities	1,908,559

LONG-TERM OBLIGATIONS, less current maturities
Long-term revenue bonds	25,575,000
Long-term bank debt	511,283
Capital lease obligations	90,086
Deferred tax liability	940,776

Total long-term obligations	27,117,145
STOCKHOLDERS' EQUITY
Common stock	12,858,513
Preferred stock
Retained earnings	934,958

Total stockholders' equity	13,793,471

Total liabilities and stockholders' equity	42,819,175

Colorado Natural Gas, Inc.
Un-audited Income Statements
For the Nine months ended December 31, 2004

Colorado Natural Gas, Inc.
Sales Revenues
Gas sales & transport	3,920,147
Facility charges	470,611

Gross revenue	4,390,757
Cost of gas transmission & distribution	2,204,863

Net sales revenues	2,185,894
Operating expenses	824,946
Other income:
Allowance for funds used during construction	575,276
Other income (expenses)	77,466
Interest income	10,568

Total other income	663,310
Operating revenue	2,024,258
Depreciation & amortization	881,509
Amortization bond issuing expense	11,250
Interest - bank debt @ 5.75% and capital lease	21,336
Interest - bond (base rate + fees)	658,227

Net operating revenue	451,937

Net income (loss) before taxes	451,937